Exhibit 23.02

CONSENT OF INDEPENDENT APPRAISAL FIRM

Kenneth Cole Productions, Inc.

New York, New York

We hereby consent to the inclusion in Note 8 to the Financial Statements included in the Annual Report on Form 10-K of Kenneth Cole Productions, Inc. for the year ended December 31, 2010 of references to our report relating to the fair value of the assets of Le Tigre, LLC and our report relating to the fair value of the Le Tigre trademark as of December 31, 2010 and 2009.

/s/ Corporate Valuation Advisors, Inc.

Hartland, Wisconsin
March 1, 2011